Exhibit 99.1

WHITNEY HOLDING CORPORATION
228 ST. CHARLES AVENUE
NEW ORLEANS, LA 70130

NEWS RELEASE

CONTACT:	Trisha Voltz Carlson	FOR IMMEDIATE RELEASE
	504/299-5208	March 26, 2008
tcarlson@whitneybank.com

WHITNEY HOLDING CORPORATION SUCCESSION PLAN COMPLETE

            New Orleans, Louisiana.  The Boards of Directors of Whitney Holding Corporation and Whitney National Bank (NASDAQ: WTNY) today announced the promotion of John M. Turner, Jr. to the position of President of the Company and the Bank.  The office of the President was previously held by John C. Hope, III, who became Chairman and Chief Executive Officer effective March 16, 2008 following the retirement of William L. Marks.  R. King Milling remains Vice Chairman of the Boards.

            “With the promotion of John to President, the Company’s succession plan is now complete and we can begin the next chapter in Whitney’s history,” said Mr. Hope.  “We enter our 125th year with an updated strategic plan and are poised to take advantage of the many opportunities that lie ahead, while also working to manage through the challenges we face from external forces.”

            Mr. Turner recently moved to New Orleans to assume the role of Executive Vice President over line banking activities.  He will continue to manage that function.

      Whitney Holding Corporation, through its banking subsidiary Whitney National Bank, serves the five state Gulf Coast region stretching from Houston, Texas; across southern Louisiana and the coastal region of Mississippi; to central and south Alabama; the panhandle of Florida; and the Tampa Bay metropolitan area of Florida.

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This press release includes “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended.  These statements are based on currently available information as of their dates and are subject to risks and uncertainties that may cause actual results to differ materially from the statements and other information contained herein, including risks and uncertainties associated with the effect of the changes in management personnel.  Additional information regarding risks and uncertainties is contained in Whitney’s periodic filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K.  Whitney does not intend, and undertakes no obligation, to update or revise any forward-looking statements, whether as a result of differences in actual results, changes in assumptions or changes in other factors affecting such statements.

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